                                                                      EXHIBIT 15



October 18, 1996



Inter(Bullet)Act Systems, Incorporated:



     We are aware that Inter(Bullet)Act Systems, Incorporated has incorporated in its Registration Statement No. 333-12091 its unaudited consolidated financial statements for the nine months ended June 29, 1996 and July 1, 1995, which includes our report dated September 11, 1996 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.



                                         Very truly yours,



                                         Arthur Andersen LLP